Prospectus Supplement
January 7, 2002

(TO PROSPECTUS DATED DECEMBER 12, 2001)

The Prospectus dated December 12, 2001 (the "Prospectus") relating to the offer for resale of up to $470,000,000 aggregate principal amount of Liquid Yield Option Notes (Zero Coupon - Senior) of Marriott International, Inc. ("Marriott") and the shares of Marriott's Class A common stock, par value $0.01 per share, issuable upon conversion or redemption of the LYONs is hereby amended as follows:

The table beginning on page 39 of the Prospectus is hereby replaced in its entirety with the following table in order to (1) add additional selling securityholders named below that were not included in the table on page 39, (2) update the information in the table regarding all other holders and (3) restate the information in the column labeled "Number of Shares of Common Stock that May be Sold" to reflect conversion of all of the holder's LYONs at a conversion rate of 13.5285 shares of common stock per $1,000 principal amount at maturity of the LYONs, rounded down to the nearest whole number of shares:



                                               Aggregate                                  Number of
                                            Principal Amount                              Shares of
                                              of LYONs at            Percentage         Common Stock         Percentage of
                                             Maturity that            of LYONs           that May be         Common Stock
Name                                          May be Sold            Outstanding           Sold(1)          Outstanding(2)
----                                          -----------            -----------           -------          --------------

Absolute Return Fund, Ltd.                      518,200                    *               7,010                    *
Allstate Insurance Company                    1,500,000                    *              20,292                    *
Allstate Life Insurance Company               3,500,000                    *              47,349                    *
Aloha Airlines Non-Pilots Pension
Trust                                           110,000                    *               1,488                    *
Aloha Pilots Retirement Trust                    65,000                    *                 879                    *
American Companies/Michigan Mutual
Insurance Company                               350,000                    *               4,734                    *
American Fidelity Assurance Company             175,000                    *               2,367                    *
Associated Electric and Gas Insurance
Services Limited                                700,000                    *               9,469                    *
Bank Austria Cayman Islands, Ltd.             3,000,000                    *              40,585                    *
Black Diamond Offshore Limited                  852,000                    *              11,526                    *
Blue Cross Blue Shield of Florida             1,000,000                    *              13,528                    *
C&H Sugar Company Inc.                          165,000                    *               2,232                    *
CapitalCare, Inc.                                40,000                    *                 541                    *
CareFirst of Maryland, Inc.                     225,000                    *               3,043                    *
City of Birmingham Retirement &
Relief System                                   900,000                    *              12,175                    *
Credit Industrial D'Alsace Et De
Lorraine                                      3,500,000                    *              47,349                    *
Credit Lyonnais Securities (USA) Inc.         8,000,000                  1.70            108,228                    *
Deutsche Banc Alex Brown Inc.                60,990,000                 12.97            825,103                    *
Double Black Diamond Offshore LDC             3,938,000                    *              53,275                    *
Drury University                                 50,000                    *                 676                    *
FreeState Health Plan, Inc.                      50,000                    *                 676                    *
Gala Offshore Master Fund Ltd.                7,500,000                  1.60%           101,463                    *
Genesee County Employees' Retirement
System                                          350,000                    *               4,734                    *
GLG Market Neutral Fund                         500,000                    *               6,764                    *


                                               Aggregate                                  Number of
                                            Principal Amount                              Shares of
                                              of LYONs at            Percentage         Common Stock         Percentage of
                                             Maturity that            of LYONs           that May be         Common Stock
Name                                          May be Sold            Outstanding           Sold(1)          Outstanding(2)
----                                          -----------            -----------           -------          --------------

Greek Catholic Union                             60,000                    *                 811                     *
Greek Catholic Union II                          40,000                    *                 541                     *
Group Hospitalization and Medical
Services, Inc.                                  225,000                    *               3,043                     *
Hawaiian Airlines Employees Pension
Plan-IAM                                         50,000                    *                 676                     *
Hawaiian Airlines Pension Plan for
Salaried Employees                               10,000                    *                 135                     *
Hawaiian Airlines Pilots Retirement
Plan                                            100,000                    *               1,352                     *
HealthNow New York, Inc.                        125,000                    *               1,691                     *
Highbridge International L.L.C.              31,000,000                  6.60            419,383                     *
Jackson County Employees' Retirement
System                                          175,000                    *               2,367                     *
KBC Financial Products (Cayman
Islands)                                      6,000,000                  1.28             81,171                     *
KBC Financial Products USA                    1,000,000                    *              13,528                     *
Lehman Brothers Inc.                         56,000,000                 11.91            757,596                     *
Lexington (IMA) Limited                         368,200                    *               4,981                     *
MLQA Convertible Securities Arbitrage
Ltd.                                         25,000,000                  5.32            338,212                     *
Morgan Stanley & Co.                         15,000,000                  3.19            202,927                     *
Nashville Electric Service                      150,000                    *               2,029                     *
Nomura Securities International, Inc.        35,000,000                  7.45            473,497                     *
NORCAL Mutual Insurance Company                 475,000                    *               6,426                     *
OZ Master Fund, Inc.                          5,113,600                  1.09             69,179                     *
Physicians ` Reciprocal Insurers
Account #7                                    1,250,000                    *              16,910                     *
R2 Investments LDC                           44,000,000                  9.36            595,254                     *
RCG Latitude Master Fund                      2,000,000                    *              27,057                     *
Royal Bank of Canada                         19,500,000                  4.15            263,805                     *
SCI Endowment Care Common Trust Fund
- First Union                                   110,000                    *               1,488                     *
SCI Endowment Care Common Trust Fund
- Sun Trust                                     110,000                    *               1,488                     *
SCI Endowment Care Common Trust Fund
- National Fiduciary Services                   280,000                    *               3,787                     *
Shepherd Investments International,
Ltd.                                         25,000,000                  5.32            338,212                     *
Southdown Pension Plan                          325,000                    *               4,396                     *
Southern Farm Bureau Life Insurance             725,000                    *               9,808                     *
Starvest Managed Portfolio                      100,000                    *               1,352                     *
State of Florida Division of Treasury         2,475,000                    *              33,483                     *
State of Florida, Office of the
Treasurer                                     2,750,000                    *              37,203                     *
State of Oregon/SAIF Corporation              3,700,000                    *              50,055                     *
TD Securities (USA) Inc.                     17,000,000                  3.62            229,984                     *
Tribeca Investments L.L.C.                   13,000,000                  2.77            175,870                     *
US Warburg LLC                                8,560,000                  1.82            115,803                     *
UBS AG London Branch                         14,290,000                  3.04            193,322                     *
Union Carbide Retirement Account              2,100,000                    *              28,409                     *
Worldwide Transactions Ltd.                     210,000                    *               2,840                     *
Y&H Soda Foundation                              85,000                    *               1,149                     *
All other holders                            38,560,000                  8.20%           521,658                     *
                                           ----------------------------------------------------------------------------
Total                                       470,000,000                100.00%         6,358,395                 2.57%
                                           ----------------------------------------------------------------------------


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

* Less than 1%.

1. Assumes conversion of all of the holder's LYONs at a conversion rate of
   13.5285 shares of common stock per $1,000 principal amount at maturity of the LYONs, rounded down to the nearest whole number of shares. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

2. Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 241,018,255 shares of common stock outstanding as of November 2, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs but did not assume conversion of any other holder's LYONs.



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